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                                                                    Exhibit 99.1

For more information, please contact:

Investor Relations:                                  Media Relations:
Jocelyn Philbrook                                    Beth Morrissey
978-589-8672                                         978-589-8579
jphilbrook@sonusnet.com                              bmorrissey@sonusnet.com
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                   SONUS NETWORKS ANNOUNCES SALE OF 20 MILLION
                             SHARES OF COMMON STOCK

WESTFORD, MASS., APRIL 22, 2003--Sonus Networks (Nasdaq: SONS), a leading provider of voice infrastructure solutions for the new public network, today announced that it has completed a public offering of 20 million shares of Common Stock at a per share price of $3.05. The offering was made under an effective registration statement.

"Enhancing our financial strength has been an important component of our strategy as we seek to expand our partnerships with some of the world's largest service providers," said Hassan Ahmed, president and CEO, Sonus Networks. "The financial transaction announced today bolsters our balance sheet, and positions us to build on our success in providing the next-generation, carrier-class solutions that enable voice services to be delivered over packet-based networks."

All of the securities were offered by Sonus Networks, and management of the Company did not sell any shares of Common Stock in the offering. The offering was solely underwritten by Goldman, Sachs & Co. Details of the offering are contained in a prospectus related to the offering. A copy of the prospectus can be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

ABOUT SONUS NETWORKS
Sonus Networks, Inc., is a leading provider of packet voice infrastructure products for the new public network. With its Open Services Architecture (OSA), Sonus delivers end-to-end solutions addressing a full range of carrier applications, including trunking, residential access and Centrex, tandem switching, and IP voice termination, as well as enhanced services. Sonus' award-winning voice infrastructure solutions, including media gateways, softswitches and network management systems, are deployed in service provider networks worldwide. Sonus, founded in 1997, is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

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This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Sonus that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the "Risk Factors" section of Sonus' Annual Report on Form 10-K, dated March 19, 2003 and filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These risk factors include, among others, the adverse effect of recent developments in the telecommunications industry, the weakened financial position of many service providers, Sonus' ability to grow its customer base, dependence on new product offerings, market acceptance of its products, rapid technological and market change and manufacturing and sourcing risks. In addition, any forward-looking statements represent Sonus' views only as of today and should not be relied upon as representing Sonus' views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so.

SONUS IS A REGISTERED TRADEMARK OF SONUS NETWORKS. OPEN SERVICES ARCHITECTURE IS A TRADEMARK OF SONUS NETWORKS. ALL OTHER TRADEMARKS, SERVICE MARKS, REGISTERED TRADEMARKS, OR REGISTERED SERVICE MARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.

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